Exhibit 99.1


 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact:  Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652

 FOR IMMEDIATE RELEASE


     JACK HENRY & ASSOCIATES EXPANDS OFFERINGS BY ADDING FRAUD SOLUTIONS
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                 JKHY TO ACQUIRE YELLOW HAMMER SOFTWARE, INC.
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 Monett, MO, Gardendale, AL - February 9, 2004  --  Jack Henry &  Associates,
 Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that perform data processing for financial institutions, today announced it has purchased Yellow Hammer Software, Inc. ("Yellow Hammer"). The terms of the transaction were not disclosed. Yellow Hammer is a provider of a suite of software products developed to protect financial institutions from fraudulent activity.

 Headquartered in Gardendale, Alabama, privately held Yellow Hammer is a profitable company with experience in fraud products for financial institutions. Yellow Hammers' flagship software solution, Fraud Detective[TM], will be targeted to all of our financial institutions and is available to JKHY banking customers immediately.

 "We've been looking for a robust and comprehensive fraud solution that would meet the needs of our financial institution customers," said Michael E. Henry, Chairman and CEO of JKHY. "After researching the capabilities currently on the market and discussing the expected benefits of this type product with our customers, we concluded that Yellow Hammer had the right products and services to meet these high expectations."

 Yellow Hammer currently employs 10 individuals in the greater Birmingham area. Jack Henry & Associates Inc. has an office in Birmingham where approximately 80 employees are currently located. "We will begin immediately to integrate the Yellow Hammer personnel into Jack Henry's nationwide internal network. Yellow Hammer will continue to operate as a wholly-owned subsidiary and will market products and services to both our bank and credit union segments," said Jack Prim, President of JKHY. "We expect to retain all of the Yellow Hammer Team, and add to the team as we generate new sales to our existing customers."

 Fraud solutions are one of the fastest growing technology applications in today's market, providing tools to assist in reducing fraud in all areas of checking, deposits, kiting and all methods of electronic payments. Fraud affects every financial institution in the nation and continues to be a growing problem. The products and services being offered by Yellow Hammer will complement the existing technology in the core and other complementary product offerings.

 "Having worked independently with several of their customers, we share a common customer base and the fact that several of our employees came from JKHY, we are very familiar with the products and services. We are delighted to be joining the Jack Henry & Associates team, whose corporate culture and dedication to excellence mirrors our own," said Chris Renshaw, Yellow Hammer's President. "Our employees and customers will not only continue to receive excellent service, but also will benefit from the expanded financial and technological resources of an industry leader."

 "The superior level of product and service quality we've identified with Yellow Hammer, coupled with the anticipated revenue growth and margins in line with our own, warranted a premium valuation," said Kevin D. Williams, CFO of JKHY. "We are confident that Yellow Hammer will be slightly accretive to earnings this fiscal year and that it will continue to expand and increase benefits to our stockholders and customers in the future."


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 3,000 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com.